EXHIBIT 2.3


                          ASSET PURCHASE AGREEMENT


                                   BY AND


                                   AMONG


                                 KEANE, INC.,


                              GSE SYSTEMS, INC.


                                    AND


                          GSE ERUDITE SOFTWARE, INC.


                                 April 30, 1998











                               TABLE OF CONTENTS


                                                                     Page
                                                                     ----

ARTICLE I
             SALE AND DELIVERY OF THE ASSETS                            1
             1.1  Delivery of the Assets                                1
             1.2  Further Assurances                                    2
             1.3  Assumption of Liabilities; Etc.                       2
             1.4  Purchase Price                                        3
             1.5  The Closing                                           4

ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE SELLER
             AND THE PARENT                                             4
             2.1   Organization, Qualification and
                   Corporate Power                                      4
             2.2   Authority                                            4
             2.3   Noncontravention                                     5
             2.4   Ownership of the Assets                              5
             2.5   Financial Statements                                 5
             2.6   Absence of Certain Changes                           5
             2.7   Offering Materials                                   6
             2.8   Tax Matters                                          6
             2.9   Fixed Assets                                         6
             2.10  Real Property                                        6
             2.11  Contracts                                            6
             2.12  Intellectual Property                                8
             2.13  Accounts Receivable                                  9
             2.14  Litigation                                           9
             2.15  Warranty                                             9
             2.16  Employees                                            9
             2.17  Legal Compliance                                    10
             2.18  Books and Records                                   10
             2.19  Customers and Suppliers                             10
             2.20  Environmental Matters                               11
             2.21  Certain Business Relationships With
                   Affiliates                                          11
             2.22  Prepayments                                         12
             2.23  Completeness of Assets                              12
             2.24  Brokers' Fees                                       12
             2.25  Disclosure                                          12

ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE BUYER               12
             3.1   Organization, Qualification and
                   Corporate Power                                     12
             3.2   Authority                                           12
             3.3   Noncontravention                                    12
             3.4   Brokers' Fees                                       13
             3.5   Disclosure                                          13
ARTICLE IV
             CONDITIONS TO PURCHASE OF THE ASSETS                      13
             4.1   Conditions to Obligations of the Buyer              13
             4.2   Conditions to Obligations of the Seller
                   and the Parent                                      14

ARTICLE V
             POST-CLOSING COVENANTS                                    15
             5.1   Hired Employees                                     15
             5.2   Sharing of Data                                     15
             5.3   Agreement Not to Compete; Non-Solicitation
                   Agreement                                           16
             5.5   Use of Name                                         17

ARTICLE VI
             INDEMNIFICATION                                           17
             6.1   Indemnification by the Seller and the Parent        17
             6.2   Method of Asserting Claims                          17
             6.3   Payment of Indemnification Obligations              18
             6.4   Survival                                            19
             6.5   Limitation                                          19
             6.6   Parent Guaranty                                     19
ARTICLE VII
             MISCELLANEOUS                                             19
             7.1   Press Releases and Announcements                    19
             7.2   Proprietary Information                             20
             7.3   No Third Party Beneficiaries                        20
             7.4   Entire Agreement                                    20
             7.5   Succession and Assignment                           20
             7.6   Counterparts                                        20
             7.7   Headings                                            20
             7.8   Notices                                             20
             7.9   Governing Law                                       21
             7.10  Amendments and Waivers                              21
             7.11  Severability                                        21
             7.12  Expenses                                            21
             7.13  Construction                                        21
             7.14  Incorporation of Exhibits and Schedules             21
             7.15  Immediate Vesting of 401(k) Plan                    21


Exhibit A -Instrument of Assumption of Liabilities

Exhibit B -Form of Promissory Note

Exhibit C -Opinion of Thomas K. Milhollan, General Counsel to
           the Seller and the Parent

Exhibit D -Bill of Sale

Exhibit E -Form of Noncompete Agreement

Schedule 1.1-Contract Rights
Schedule 1.3-Assumed Liabilities
Schedule 5.1-Hired Employees

Disclosure Schedule


                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is entered into as of the 30th day of April, 1998, by and among Keane, Inc., a Massachusetts corporation (the "Buyer"), GSE Systems, Inc., a Delaware corporation (the "Parent"), and GSE Erudite Software, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Seller"). The Buyer, the Parent and the Seller are referred to collectively herein as the "Parties."


                            Preliminary Statement

     WHEREAS, the Seller is in the business of (i) providing computer programming, software consulting and development services, database and computer tool training, staff augmentation and related services,
(ii) developing and selling computer games and (iii) engaging in computer hardware and software sales (the business of the Seller as it is currently conducted and as it has been conducted at any time in the past two (2) years being hereinafter referred to as the "Business");

     WHEREAS, the Buyer desires to purchase, and the Parent and the Seller desire to sell, substantially all of the assets and Business associated with the Seller for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:


                                    ARTICLE I

                         SALE AND DELIVERY OF THE ASSETS

     1.1  Delivery of the Assets.

          (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests:

               (i) all rights of the Seller, including accounts and notes receivable, (collectively, the "Contract Rights") under the contracts, purchase and sale orders, leases, agreements, licenses and other instruments set forth on Schedule 1.1 attached hereto (the "Assumed Contracts);

               (ii) all of the Seller's right, title and interest in and to all intangible property rights used or useful in conducting the Business of the Seller, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the names "Erudite Software," "Erudite Software Base Class Libraries," "Modification Tracking System," "Student Tracking System," "The Hundred Years War" and "Erudite Development Process" or any derivations thereof, trademarks, service marks and copyrights, and any registrations or applications for registrations relating thereto, computer software, data and documentation, research and development information, financial, marketing and business information and other proprietary rights relating to any of the foregoing owned or, where not owned, used by the Seller in conducting its Business, and all goodwill related thereto, and all licenses, sublicenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intellectual Property");

               (iii) all books, records, correspondence, technical, accounting and procedural manuals, marketing information, customer lists and client files, employment records and employee files, studies, reports or summaries (collectively, the "Records") relating to the Assets (as defined below) and/or the operation of the Business, and any confidential information which has been reduced to writing relating to or arising out of the Business;

               (iv) all of the computers, furniture and equipment, tangible personal property, machinery, maintenance supplies and tools owned by the Seller on the Closing Date (as defined below) and used or useful in conducting the Business of the Seller (including without limitation those located at client sites or in possession of employees for client work), whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

               (v) all work in progress relating to any Assumed Contract which exists on the Closing Date (the "Inventory"); and

               (vi) all employee receivables, accounts receivable, notes receivable, and other receivables that are payable to the Seller, including any security held by the Seller or the Parent for the payment thereof, all of which shall be set forth in Section 2.5 of the Disclosure Schedule (the "Accounts Receivable").

          (b) The Contract Rights, Intellectual Property, Records,Fixed Assets, Inventory, Accounts Receivable and other properties, assets and business of the Seller described in paragraph (a) above are hereinafter referred to collectively as the "Assets."

Notwithstanding the foregoing, the Parties acknowledge and agree that the Assets shall not include any petty cash on hand or in checking accounts of the Seller.

     1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller and the Parent promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3  Assumption of Liabilities; Etc.

          (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") in the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller (the "Assumed Liabilities"):

               (i) All obligations of the Seller continuing after the Closing under the Assumed Contracts which become due and payable after the Closing Date; and

               (ii) All other liabilities and obligations of the Seller specifically set forth on Schedule 1.3 attached hereto.

         (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

     1.4  Purchase Price.

          (a) The purchase price (the "Purchase Price") to be paid by the Buyer for the Assets shall be the sum of (i)$8,855,448, subject to the adjustments provided in this Section 1.4 (the "Cash Portion of the Purchase Price") payable by certified check or by wire transfer of immediately available funds to an account designated by the Seller and (ii) an unsecured promissory note of the Buyer in the original principal amount of $1,000,000 in substantially the form attached hereto as Exhibit B (the "Note").

          (b) Not later than 15 calendar days after the Closing Date, the Buyer shall deliver to the Seller a balance sheet of the Seller as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently with the Seller's past practice
(to the extent such past practices are consistent with GAAP), subject to the adjustments set forth in this Section 1.4 (which shall be in addition to and not in lieu of those required by GAAP). The Closing Balance Sheet shall be signed by Eugene D. Loveridge, formerly the President of the Seller, whose signature shall certify that the Closing Balance Sheet was prepared consistently with the Seller's past practice.

          (c) The Closing Balance Sheet delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Seller and (ii) a statement setting forth the amount, if any, by which the Net Asset Value (which shall mean the Assets (excluding any in-house developed software) less the Assumed Liabilities, each as shown on the Closing Balance Sheet) is greater than, or less than, $2,198,903 (such amount, the "Closing Net Book Value Adjustment") (with the Closing Net Book Value Adjustment to be expressed as a positive number if the Net Asset Value on the Closing Balance Sheet is greater than $2,198,903 and as a negative number if the Net Asset Value on the Closing Balance Sheet is less than $2,198,903. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

          (d) In the event that the Seller disputes the Closing Balance Sheet or the calculation of the Closing Net Book Value Adjustment, the Seller shall notify the Buyer in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 15 calendar days after delivery of the Closing Balance Sheet. In the event of such a dispute, the Buyer and the Seller shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Seller and the Buyer or, if the Seller and Buyer fail or refuse to select such a firm within 10 calendar days after written request therefor by the Seller or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the "Arbitrator"). The Arbitrator shall determine the remaining disputed items and report to the Seller and the Buyer in writing with respect to such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. A judgment on the determination made by the Arbitrator pursuant to this Section 1.4 may be entered into and enforced by any court having jurisdiction thereover.

          (e) The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to paragraph (d) above shall be shared equally by the Seller and the Buyer.

          (f) Immediately upon the expiration of the 15-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to Section 1.4(d) above, the Parties shall make the post-closing adjustments as follows:

               (i) if the Closing Net Book Value Adjustment is negative, the Seller shall pay to the Buyer an amount equal to the Closing Net Book Value Adjustment;

               (ii) if the Closing Net Book Value Adjustment is zero, there shall be no adjustment to the Purchase Price as a result of this Section 1.4; and

               (iii) if the Closing Net Book Value Adjustment is positive, the
                     Buyer shall pay to the Seller an amount equal to the Closing Net Book Value Adjustment.

Such amounts shall be payable by the Seller or the Buyer, as the case may be, in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by the party entitled to payment (at the option of the party entitled to payment), and shall be paid within five business days following the determination of the Closing Net Book Value Adjustment in accordance with this Section 1.4(f).

     1.5 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., Boston time, on the date of execution of this Agreement (the "Closing Date"). At the Closing the Parties shall execute and deliver the instruments contemplated by Article IV hereof. Such instruments may, at the election of the Parties, be exchanged by telecopier upon a written undertaking to provide original executed copies within one business day following the Closing. The transfer of the Assets by the Seller and the assumption of the Assumed Liabilities by the Buyer shall be deemed to occur at 12:01 a.m. Boston time on the Closing Date.


                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SELLER
                               AND THE PARENT

     The Seller and the Parent represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only the corresponding section or paragraph in this Article II.

     2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer a true and complete copy of its Certificate of Incorporation and By-laws. The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or By- laws.

     2.2 Authority. The Seller and the Parent have all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The Seller has all requisite power and authority to execute and deliver the Bill of Sale (as defined below) and to perform its obligations thereunder. The execution, delivery and performance by the Seller and the Parent of this Agreement, and the execution, delivery and performance by the Seller of the Bill of Sale, and the consummation by the Seller and the Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Seller and the Parent. This Agreement has been duly and validly executed and delivered by the Seller and the Parent and constitutes valid and binding obligations of the Seller and the Parent, enforceable against the Seller and the Parent in accordance with its terms.
The Bill of Sale has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     2.3 Noncontravention. Neither the execution and delivery of this Agreement by the Seller or the Parent, the execution and delivery of the Bill of Sale by the Seller, nor the consummation by the Seller and the Parent of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the charter or By-laws or comparable agreement or document of the Seller or the Parent, (b) require on the part of the Seller or the Parent any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency
("a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Seller or the Parent is a party or by which the Seller or the Parent is bound or to which any of their respective assets is subject,
(d) result in the imposition of any Security Interest upon any assets of the Seller or the Parent, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller the Parent or any of their respective properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) liens on goods in transit incurred pursuant to documentary letters of credit, (v) purchase money liens and liens securing rental payments under capital lease arrangements, and (vi) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Seller in connection with the Business of the Seller (the "Ordinary Course of Business") and not incurred in connection with the borrowing of money.

     2.4 Ownership of the Assets. There are no mortgages, liens, pledges, Security Interests, restrictions or similar encumbrances affecting the Assets. The Seller is the true and lawful owner of the Assets, and has the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all claims, liabilities, liens, pledges, Security Interests or encumbrances of any kind. The delivery to the Buyer of the instruments of conveyance contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all claims, liabilities, liens, pledges, Security Interests or encumbrances of any kind.

     2.5 Financial Statements. The Seller has provided to the Buyer complete and accurate copies of its (a) unaudited balance sheets and related statements of income, retained earnings, stockholders' equity and cash flows for the fiscal year ended December 31, 1997, (b) unaudited balance sheet dated February 28, 1998, and (c) unaudited balance sheet and related statements of income, retained earnings, stockholders' equity and cash flows for the three-month period ended March 31, 1998. The foregoing financial statements together with the Closing Balance Sheet, (the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), fairly present the financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of the Parent and the Seller. Section 2.5 of the Disclosure Statement sets forth a detailed breakdown of each line item in the Financial Statements as of the Balance Sheet Date (to the extent not set forth in any other section of the Disclosure Schedule).

     2.6 Absence of Certain Changes. Since March 31, 1998, there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects of the Business or the Seller ("Material Adverse Effect"), nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

     2.7 Offering Materials. The Seller and the Parent have provided to the Buyer a confidential memorandum dated March 2, 1998 titled "GSE Erudite Software, Inc." and attached hereto in Section 2.7 of the Disclosure Schedule (the "Offering Materials"). The information set forth in the Offering Materials was true, complete and accurate in all respects as of its date.

     2.8 Tax Matters. The amounts shown on the Closing Balance Sheet as "sales tax payable - Utah and Arizona" and "Sales tax payable - Idaho" represent the entire actual or potential liability for any Tax obligation of the Seller relating to Utah, Arizona and Idaho.

     2.9 Fixed Assets. Section 2.9 of the Disclosure Schedule sets forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description thereof and the date of purchase, original cost, accumulated depreciation and book value thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the Ordinary Course of Business and normal maintenance has been consistently performed with respect to such Fixed Assets.

     2.10 Real Property.  The Seller does not own any real property.  Section
2.10 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller and all real property subleased by the Seller and included in the Assets and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.10 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.10 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding and enforceable against the Seller and in full force and effect;

          (b) to the knowledge of the Seller and the Parent, the lease or sublease is legal, valid, binding and enforceable against the other party thereto;

          (c) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

          (d) neither Seller nor, to the Seller's and the Parent's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

          (f) except as set forth in Section 2.10 of the Disclosure Schedule, the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (g) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (h) no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Seller.

     2.11 Contracts.

          (a) Section 2.11 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Seller is a party:

               (i) any written arrangement (or group of related written arrangements) for the furnishing or receipt of services;

               (ii) any written arrangement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of the Seller set forth in the Seller's standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

               (iii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Business or the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement and the Bill of Sale;

               (iv) any written arrangement which requires or contemplates the performance of services or the delivery of products by the Seller (which arrangements shall also be listed on Schedule 1.1); and

               (v) any other written arrangement (or group of related written arrangements) (A) reflecting or relating to the Contract Rights or the Assumed Contracts, (B) involving more than $50,000, or (C) not entered into in the Ordinary Course of Business.

          (b) Section 2.11 of the Disclosure Schedule accurately discloses with respect to each arrangement or agreement disclosed therein (the "Contracts"), if applicable, (i) the project name; (ii) the date of the Contract and the term of the Contract; (iii) the customer name and address;
(iv) the contract amount or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount; (v) the estimated contract amount most recently communicated to the customer if contract amount is not fixed;
(vi) the total billings to date under such Contract; (vii) the estimated completion dates therefor; (viii) whether or not the Seller has any reason to believe that such Contract will be unprofitable or that its profit margin with respect to such Contract might be less than it had estimated when it entered into the Contract; and (ix) whether or not such Contract is included within the Assets to be acquired by the Buyer under this Agreement.

          (c) The Seller has delivered to the Buyer a correct and complete copy of each Contract (as amended to date). With respect to each Contract:
(i) the Contract is legal, valid, binding and enforceable against the Seller and in full force and effect; (ii) to the knowledge of the Seller and the Parent, the Contract is legal, valid, binding and enforceable against the other party thereto; (iii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iv) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the Contract. The Seller shall use best efforts to obtain as soon as practicable after the date hereof all requisite consents to assignments or novations, as the case may be, of all of the Contracts and the Buyer agrees to cooperate with the Seller and to use all reasonable efforts to assist in obtaining such consents. If any such required consents cannot be secured without the incurring of any significant additional costs, the Seller and the Buyer shall enter into such other arrangements with respect to the underlying obligations as shall permit the Buyer or any of its affiliates to perform the obligations of the Seller thereunder, as a subcontractor or otherwise, and the Buyer to obtain the benefit thereof (the "Subcontracted Work") and until the requisite consents are obtained, such obligations shall not be deemed to be Assets and nothing contained herein shall be deemed to constitute a breach of the contract underlying such obligations. The Buyer agrees to diligently perform and discharge the obligations of the Seller in connection with the Subcontracted Work and if and to the extent that consents to assignment are obtained after the date hereof, the Buyer agrees that such obligations shall no longer be considered to be Subcontracted Work, but shall instead be deemed to be Assets for all purposes of this Agreement.

          (d) Except as listed in Section 2.11 of the Disclosure Schedule, the Seller is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be disclosed under the terms of this Section 2.11. Except as listed in Section 2.11 of the Disclosure Schedule, the Seller is not a party to any written or oral arrangement relating to the Business or the Seller (i) to perform services or sell products which is expected to be performed at, or to result in, a loss, or (ii) which requires the performance of services or the delivery of products by the Seller at a fixed price (which shall include, for purposes of this Agreement, an agreement for the provision of services on a "time and materials not to exceed" basis). Except as listed in Section 2.11 of the Disclosure Schedule, the Seller has not pre-billed or accepted customer deposits from any of its clients and none of its clients are entitled to a credit for products to be shipped or services to be performed after the Closing Date. The Seller is not restricted by any Contract from carrying on the Business anywhere in the world.

     2.12  Intellectual Property.

           (a) The Seller owns, or is licensed or otherwise possesses legally enforceable right to use, all intellectual property used in the operation of the Business or necessary for the operation of the Business as presently proposed to be conducted. Each item of intellectual property owned by or used in the operation of the Business at any time during the period covered by the Financial Statements will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Seller and the Parent, (i) no other person or entity has any rights to any of the Intellectual Property owned or used by the Seller, and (ii) no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Seller owns or uses.

           (b) None of the activities or business conducted by the Seller infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property rights of any other person or entity. The Seller has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of the Seller and the Parent, there is no basis for any such complaint, claim or notice.

           (c) Section 2.12(c) of the Disclosure Schedule identifies each (i) patent or registration that has been issued to the Seller with respect to any of its Intellectual Property, (ii) pending patent application or application for registration that the Seller has made with respect to any of its Intellectual Property, and (iii) license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any of its Intellectual Property. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has specifically identified and made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in Section 2.12(c) of the Disclosure Schedule, with respect to each item of Intellectual Property that the Seller owns:

                (A) subject to such rights as have been granted by the Seller under license agreements entered into in the Ordinary Course of Business of the Seller, the Seller possesses all right, title and interest in and to such item;

                (B) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                (C) the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

           (d) Section 2.12(d) of the Disclosure Schedule identifies each item of intellectual property used in the operation of the business of the Seller at any time during the period covered by the Financial Statements that is owned by a party other than the Seller (other than commercially available desktop software applications generally available to the public, which are not listed in Section 2.12(d) of the Disclosure Schedule but with respect to which the representations set forth below in this Section 2.12(d) are true). The Seller has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Seller uses such intellectual property, all of which are listed on
Section 2.12(d) of the Disclosure Schedule. Except as set forth in Section 2.12(d) of the Disclosure Schedule, with respect to each such item of intellectual property:

                (i)   the license, sublicense or other agreement covering such
item is legal, valid, binding and enforceable against the Seller and in full force and effect, and, to the knowledge of the Seller and the Parent, the license, sublicense or other agreement covering such item is legal, valid and enforceable against the other party thereto;

                (ii) to the knowledge of the Seller and the Parent, such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                (iii) neither the Seller nor, to the knowledge of the Seller or the Parent, any other party to such license, sublicense or other agreement is in breach or default, and no event has occurred with respect to the Seller or the Parent, or to the knowledge of the Seller and the Parent, with respect to the other party thereto which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                (iv) the underlying item of intellectual property is not subject to any outstanding judgment, order, decree, stipulation or injunction;

                (v) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

                (vi) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

     2.13 Accounts Receivable. All Accounts Receivable of the Seller reflectedon the Closing Balance Sheet other than the Note Receivable are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Closing Balance Sheet. The Note Receivable is a valid receivable subject to no setoffs or counterclaims and is current and collectable in accordance with its terms.

     2.14 Litigation. Section 2.14 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Seller is a party or, to the knowledge of the Seller or the Parent, is threatened to be made a party (collectively, "Litigation"). None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section 2.14 of the Disclosure Schedule could have a Material Adverse Effect.

     2.15 Warranty. Except as set forth in Section 2.15 of the Disclosure Schedule, no product or service manufactured, sold, licensed, leased, delivered or otherwise provided by the Seller is subject to any guaranty, warranty (other than warranties that may be implied under law), right of return or other indemnity.

     2.16  Employees.

           (a)  Section 2.16 of the Disclosure Schedule contains a list of
(i) all employees of the Seller based at, or otherwise providing services primarily on behalf of, the Seller (the "Seller Employees") and (ii) all employees of Emcor, Inc., a Utah corporation ("Emcor"), based at or otherwise providing services on behalf of, the Seller (the "Emcor Employees" and together with the Seller Employees, the "Employees"), along with the position,date of hire or in the case of Emcor Employees, date or commencement of services for the Seller, annual rate of compensation (or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such Employee. None of the Employees is a party to an employment agreement or contract with the Seller. None of the Emcor Employees is a party to an employment agreement, non-competition agreement or other contract with Emcor pursuant to which such Emcor Employees will have any rights or obligations on or after the Closing Date. Section 2.16 of the Disclosure Schedule lists each Employee and indicates the form of agreement relating to confidentiality, non-competition, non-solicitation and/or assignment of inventions executed by such Employee. Section 2.16 of the Disclosure Schedule includes a copy of each form of agreement referred to in the preceding sentence.

           (b) Neither the Seller nor Emcor is a party to or bound by any collective bargaining agreement, nor have either of the Seller or Emcor experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Seller, the Parent nor Emcor has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Employees. Neither the Seller nor Emcor has any financial obligation to any Hired Employee (as defined below) except for financial obligations that will be paid by the Seller pursuant to
Section 5.1(b) of this Agreement.

           (c) For purposes of this Agreement, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Seller (each of whom shall be so identified in Section 2.16 of the Disclosure Schedule).

           (d) To the knowledge of Emcor, Emcor, and the conduct and operations of its business, are and have been in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity which is applicable to the Emcor Employees.

     2.17 Legal Compliance. The Seller, the Parent and any subsidiary of the Seller, and the conduct and operations of their business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the Bill of Sale or the transactions contemplated hereby or thereby or (b) is applicable to the Seller or the Business.

     2.18 Books and Records. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller (including its Business) and have been maintained in accordance with customary business and bookkeeping practices.

     2.19 Customers and Suppliers. Except as set forth in Section 2.19 of the Disclosure Schedule, no customer of the Seller that accounted for gross revenues to the Seller of $225,000 or more in the 15 months ended March 31, 1998 has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from the Seller. To the knowledge of the seller and the Parent, the Seller has good customer relations with the customers of the Seller. None of such customers has notified the Seller that it intends to discontinue its relationship with the Seller. No unfilled customer order or commitment obligating the Seller to process, manufacture or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
No material supplier of the Seller has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them. Section 2.19 of the Disclosure Schedule sets forth a list of (a) each customer of the Seller during the last full fiscal year and the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such periods and (b) each supplier that is the sole supplier of any significant product or component to the Seller.

     2.20  Environmental Matters.

           (a) The Seller has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Seller or the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to
(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and
(ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

           (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Seller. With respect to any such releases of Materials of Environmental Concern, the Seller has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Seller nor the Parent is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Seller that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Seller. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

           (c) Set forth in Section 2.20(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) which the Seller has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

           (d) Set forth in Section 2.20(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Seller. Neither the Seller nor the Parent is aware of any material environmental liability of any such transporter or facility.

     2.21 Certain Business Relationships With Affiliates. No Affiliate (as defined below) of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, (c) owes any money to the Seller or (d) is a party to any contract or other arrangement (written or verbal) with the Seller (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as "Related Party Transactions").
Section 2.21 of the Disclosure Schedule summarizes any Related Party
Transactions.

     2.22 Prepayments. The Seller has not received or submitted any invoices or requests for any prepayment or deposits from customers for products to be shipped, or services to be performed, after the Closing Date.

     2.23 Completeness of Assets. The Assets are, when utilized by a labor force substantially similar to that employed by the Seller on the date hereof, adequate to conduct the Business as currently conducted by the Seller.

     2.24 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.25 Disclosure. No representation or warranty by the Seller or the Parent contained in this Agreement, and no statement contained in the Disclosure Schedule, the Financial Statements or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller or the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     3.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer is not in default under or in violation of any provision of its Articles of Organization or By-laws.

     3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Instrument of Assumption of Liabilities in the form attached hereto as Exhibit A (the "Instrument of Assumption") and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the Instrument of Assumption and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Instrument of Assumption have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

     3.3 Noncontravention. Neither the execution and delivery of this Agreement or the Instrument of Assumption by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby and thereby, will
(a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     3.4 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.5 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.




                                  ARTICLE IV

                     CONDITIONS TO PURCHASE OF THE ASSETS

     4.1 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction of the following conditions:

           (a) the Seller shall have obtained all of the waivers, permits, consents, approvals and other authorizations, and effected all of the registrations, filings and notices, from third parties and Governmental Entities necessary to effect the transactions contemplated by this Agreement;

           (b) the representations and warranties of the Seller and the Parent set forth in Article II shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

           (c) the Seller and the Parent shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

           (d) no action, suit or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
(iii) affect adversely the right of the Buyer to own, operate or control the Assets or the Business, and no such judgment, order, decree, stipulation or injunction shall be in effect;

           (e) the Seller and the Parent shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through
(d) and clause (g) of this Section 4.1 is satisfied in all respects;

           (f) the Buyer shall have received an opinion of Thomas K. Milhollan, General Counsel to the Seller and the Parent, dated as of the Closing Date, in the form attached hereto as Exhibit C;

           (g) all corporate and other proceedings required to be taken on the part of the Seller and the Parent to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken;

           (h) at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, Security Interests and encumbrances of any nature whatsoever, other than those imposed by acts of the Buyer;

           (i) the Buyer shall have received at or prior to the Closing each of the following documents:

                (i) a Bill of Sale in the form attached hereto as Exhibit D (the "Bill of Sale");

                (ii) the Records, all in form and substance satisfactory to the Buyer;

                (iii) such contracts, files and other data and documents pertaining to the Assets or the Business as the Buyer may reasonably request;

                (iv) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Seller in Delaware;

                (v) certificates of the Secretary of State of the States of Arizona and Utah as to the good standing (including tax in such jurisdictions where the Secretary of State will reference tax in a good standing certificate) of the Seller in such jurisdictions;

                (vi) certificates of the Secretary of the Seller attesting to the incumbency of the Seller's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement; and

               (vii)  a cross receipt executed by the Buyer and the Seller;

           (j) Each of Eugene D. Loveridge, Gary L. Gray and Daniel Masterson shall have executed and delivered to the Buyer a Noncompete Agreement in the form attached hereto as Exhibit E; and

           (k) all actions to be taken by the Seller and the Parent in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

     4.2 Conditions to Obligations of the Seller and the Parent. The obligations of the Seller and the Parent under this Agreement are subject to the satisfaction of the following conditions:

           (a)  the representations and warranties of the Buyer set forth in
Article III shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

           (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

           (c) the Seller shall have received at or prior to the Closing each of the following documents:

                (i)   the Instrument of Assumption;

                (ii)  payment of the Cash Portion of the Purchase Price;

                (iii) a cross receipt executed by the Buyer and the Seller;

                (iv)  the Note;

                (v) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence and Good Standing of the Buyer in Massachusetts; and

                (vi) a certificate of the Clerk or an Assistant Clerk of the Buyer attesting to the incumbency of the Buyer's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

           (d) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and the Parent.






                                  ARTICLE V

                            POST-CLOSING COVENANTS

     5.1   Hired Employees.

           (a) On or prior to the Closing Date, the Buyer shall offer employment to those Employees identified on Schedule 5.1 attached hereto (the "Hired Employees"). For those Hired Employees who accept the Buyer's offer of employment within two weeks of the Closing Date, the Buyer shall provide such Hired Employees with the standard benefit and bonus programs provided to similarly situated employees of the Buyer.

           (b) The Seller or Emcor, as the case may be, shall, within seven (7) calendar days following the Closing Date (or earlier if required by law), issue to each individual employed by the Seller or leased by the Seller from Emcor, as the case may be, immediately prior to the Closing a final paycheck, which paycheck shall include payment for all salary, sickness (to the extent owed to any employee as of the Closing Date) and disability and other financial obligations, including without limitation accrued vacation, due to such employees or contractors, as the case may be, for all periods through the Closing Date.

           (c) The Seller shall, within ten (10) days of notification by the Buyer, reimburse the Buyer for severance and related payroll and benefit costs ("Severance Costs") related to any Hired Employee whose employment or other relationship is terminated by the Buyer within 60 days after the Closing Date. The amount of such Severance Costs shall be identified on Schedule 5.1 attached hereto.

           (d) The Parent shall honor all of the Parent's and Seller's obligations under the employment agreements between the Parent or the Seller and each of Douglas Austin, Eugene D. Loveridge, Gary L. Gray and Daniel Masterson.

           (e) Emcor and the Seller shall each use all reasonable commercial efforts to enable the Hired Employees to accept the Buyer's offer of employment.

     5.2   Sharing of Data.  The Parties agree and covenant that:

           (a)The Seller shall have the right for a period of six (6) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six (6) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller or the Parent pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Seller or the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

           (b) The Parties agree that from and after the Closing Date they shall cooperate in all reasonable respects with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation of the Business by the Buyer.

     5.3   Agreement Not to Compete; Non-Solicitation Agreement.

           (a) During the period commencing on the Closing Date and ending on the third anniversary thereof, each of the Seller and the Parent agree not to directly or indirectly, as a partner, stockholder, joint venturer or investor (other than as the holder of not more than ten percent (10%) of the total outstanding stock of a publicly held company):

                (i) engage in, operate or establish any aspect of the Business; or

                (ii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Seller at the time of execution of this Agreement, or had been a client, customer or account of the Seller within a period of two years prior to the execution of this Agreement.

Nothing in this paragraph (a) shall limit the Parent's ability (x) to engage in the Business in Sweden through GSE Power AB or (y) to contract through an independent third party provider to service the customers of GSE Process Solutions in the process industry outside of Utah or Arizona.

           (b)

                (i) During the period commencing on the Closing Date and ending on the third anniversary thereof, each of the Seller and the Parent agree not to directly or indirectly recruit, solicit or induce any employee or subcontractor of the Buyer or any of its subsidiaries to terminate their employment with, or otherwise cease their relationship with, the Buyer or any such subsidiary. In addition, the Seller and the Parent will not hire, employ or enter into any subcontracting or other arrangement with any present or former employee or subcontractor of the Buyer, any of the Buyer's subsidiaries or the Seller (including any employees or subcontractors of Emcor) for a period of one year from such employee's completion of his or her assignment with the Buyer, any such subsidiary or the Seller, as the case may be, without the prior written consent of an authorized executive officer of the Buyer.

                (ii) During the period commencing on the Closing Date and ending on the third anniversary thereof, the Buyer agrees not to directly or indirectly recruit, solicit or induce any employee or subcontractor of the Parent to terminate their employment with, or otherwise cease their relationship with, the Parent. In addition, the Buyer will not hire, employ or enter into any subcontracting or other arrangement with any present or former employee or subcontractor of the Parent for a period of one year from such employee's completion of his or her assignment with the Parent, without the prior written consent of an authorized executive officer of the Parent.

           (c) If any restriction set forth in this Section 5.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

           (d) The restrictions contained in this Section 5.3 are necessary for the protection of the business and goodwill of the Buyer and are considered by the Seller and the Parent to be reasonable for such purpose. Each of the Seller and the Parent agrees that a breach of this Section 5.3 would not be adequately remedied by money damages and, therefore, in the event of any breach, in addition to such other remedies which may be available, the Buyer shall have the right to specific performance and injunctive relief. This Section 5.3 shall survive the closing of the transactions contemplated by this Agreement.

     5.4 Collection of Accounts Receivable. The Seller and the Parent shall forward promptly to the Buyer any monies, checks or instruments received by the Seller or the Parent after the Closing Date with respect to the Accounts Receivable. The Seller and the Parent shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such Accounts Receivable.

     5.5 Use of Name. The Seller and the Parent agree not to directly or indirectly use the names" "Erudite Software," "Erudite Software Base Class Libraries," "Modification Tracking System," "Student Tracking System,"
"The Hundred Years War" and "Erudite Development Process" or any derivations thereof after the Closing Date; provided, however that the Seller and the Parent may make reference to "GSE Erudite Software, Inc." and derivations thereof until the first anniversary of the Closing Date in connection with historical descriptions of the Parent and the Seller. The Buyer agrees not to use the name "GSE" or any derivation thereof in any marketing, advertising or promotional material after the first anniversary of the Closing Date.

                                 ARTICLE VI

                               INDEMNIFICATION

     6.1 Indemnification by the Seller and the Parent. The Seller and the Parent, jointly and severally, hereby agree to defend, indemnify and hold harmless the Buyer, its directors, officers, affiliates, successors and assigns, from and against any and all claims, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) (collectively, "Damages") resulting from, consisting of or arising out of or in connection with (a) any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of the Seller, the Parent or Emcor in this Agreement or in any of the agreements, schedules or exhibits contemplated herein; (b) any warranty claim or product liability claim relating to services provided or products distributed or sold by the Seller prior to the Closing Date; (c) any liabilities or obligations of the Seller for Taxes (as defined below); (d) the failure of the Buyer to obtain protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement; (e) any claims against, or liabilities or obligations of, the Seller with respect to obligations under any Employee Benefit Plan (as defined below); (f) any claims of Hired Employees arising from actions or inactions of Emcor, the Seller or any of their respective Affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) or agents prior to the Closing Date or pursuant to Section 5.1 hereof, and any liabilities or obligations resulting from or arising out of the application of the Worker Adjustment Retraining and Notification Act ("WARN"), 29 U.S.C. 2101, et. seq., to the transactions contemplated herein; (g) any litigation, suit, action, investigation, proceeding or controversy arising out of the Seller's actions prior to the Closing Date or Emcor's actions, and any failure of Emcor, and the conduct and operations of its business, to be in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government or any Governmental Entity which is applicable to the Emcor Employees; and (h) any liabilities, obligations or commitments, fixed or contingent, of Emcor or of the Seller other than the Assumed Liabilities. For purposes of this Agreement, (i) "Taxes" includes federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, business and occupation, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (ii) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation any employment agreement, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, post-retirement compensation, vacations, leaves of absence or similar practices.

     6.2   Method of Asserting Claims.

           (a) If the Buyer has incurred or suffered Damages for which it is entitled to indemnification under this Article VI, the Buyer shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to the Seller. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount"), if known, and the basis for such claim.

           (b) Within 20 days after delivery of a Claim Notice, the Seller shall provide to the Buyer a written response (the "Response Notice") in which the Seller shall: (i) agree that all of the Claimed Amount is owed to the Buyer, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Buyer, or (iii) contest that any of the Claimed Amount is owed to the Buyer. The Seller may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VI. If no Response Notice is delivered by the Seller within such 20-day period, the Seller shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer.

           (c) If the Seller in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Buyer, the Seller shall promptly pay to the Buyer an amount equal to the Claimed Amount. If the Seller in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Buyer, the Seller shall promptly pay to the Buyer an amount equal to the Agreed Amount set forth in such Response Notice.

           (d) The Buyer shall give prompt written notification to the Seller of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within 20 days after delivery of such notification, the Seller may, upon written notice thereof to the Buyer, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Buyer, provided the Seller acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such action, suit or proceeding constitute Damages for which the Buyer shall be entitled to indemnification pursuant to this Article VI. If the Seller assumes control of such defense as provided in this paragraph (d), the Buyer shall provide the Seller with reasonable assistance in connection therewith, including but not limited to reasonable access to documentation and personnel. If the Seller does not so assume control of such defense, the Buyer shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Seller assumes control of such defense and the Buyer reasonably concludes that the Seller and the Buyer have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Buyer shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Seller, which shall not be unreasonably withheld. The Seller shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld.

     6.3   Payment of Indemnification Obligations.

           (a) Subject to Section 6.3(b) below, all indemnification payments by the Seller or the Parent pursuant to this Article VI shall be effected by prompt payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

           (b) Without limiting the other rights the Buyer may have, if the Buyer has made an indemnity claim or claims pursuant to this Article VI prior to the first anniversary of the Closing Date, and such claim or claims have not been paid by the Seller or the Parent or otherwise resolved on the date on which any amounts are due to the Seller pursuant to the Note then the Buyer shall be entitled to hold back and set-off from the payment that would otherwise be payable an amount equal to the amount of the unresolved indemnity claim or claims. Any amount so held back by the Buyer shall be segregated by the Buyer and held in trust for the benefit of the Seller. Upon the resolution of any indemnity claim that was the subject of a hold back or set-off under this
Section 6.3, the Buyer shall release the amount held back for such claim within ten business days of the date of such resolution, and shall (i) retain such portion (if any) of such amount as the Buyer is entitled to receive pursuant to the resolution of such indemnity claim, which shall release the Seller of its obligation to pay such amount of the Buyer under this Article VI and shall release the Buyer of its obligation to pay such amount to the Seller under the Note, as the case may be, and (ii) pay to the Seller the remaining portion (if any) of such amount.

     6.4 Survival. The representations, warranties, covenants and agreements of the Seller set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue through December 31, 1999 and shall not be affected by any examination made for or on behalf of the Buyer, or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. Notwithstanding the foregoing, the indemnification obligations contained in clauses (c), (e), (f), (g) and (h) of
Section 6.1 shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to the claims underlying such indemnification obligations. If a notice is given in accordance with Section 6.2 before the expiration of such period, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

     6.5 Limitation. Except as provided in this Section 6.5, neither the Seller nor the Parent shall be liable under this Article VI unless and until the aggregate Damages exceed $100,000 (at which point the Seller and the Parent shall become liable for the aggregate Damages in excess of $50,000). The Buyer's recourse for Damages under Section 5.1, Section 6.1(c), (d), (e), (f) and (h) and Section 7.12 and for the Closing Net Asset Value Adjustment shall not be subject to the limitation set forth in the preceding sentence.

     6.6 Parent Guaranty. The Parent hereby unconditionally guarantees the due and punctual payment and performance of the Seller's obligations set forth in this Agreement. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event which might otherwise operate as a legal or equitable discharge of the Parent under this Section 6.6. The Parent hereby waives all special suretyship defenses and notice requirements. This Section 6.6 shall survive the closing of the transactions contemplated by this Agreement.


                                 ARTICLE VII

                                MISCELLANEOUS

     7.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or rule of Nasdaq or the American Stock Exchange (in which case the disclosing Party shall advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     7.2 Proprietary Information. Each of the Seller and the Parent agrees that from and after the Closing Date the Seller, the Parent and each of their respective Affiliates shall hold in confidence and shall use its or his best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Seller, the Parent or any such Affiliate to hold in confidence all knowledge and information of a secret or confidential nature with respect to the Business and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or the Parent.

     7.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     7.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

     7.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party (which shall not be unreasonably withheld); provided, however, that at any time from and after the first anniversary of the Closing Date the Buyer may assign its rights, interest and obligations hereunder to (a) an Affiliate of the Buyer or (b) to a person who acquires (whether by stock or merger or otherwise) all or substantially all of the business or assets of the Buyer or the Business.

     7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

           If to the Seller
           or the Parent:                      Copy to:
           -------------                       -------

           GSE Systems, Inc.                   Arnold & Porter
           8930 Stanford Boulevard             555 Twelfth Street N.W.
           Columbia, MD  21045                 Washington DC  20004
           Attention:  Corporate Office        Attention:  Robert Ott, Esq.


           If to the Buyer:                    Copy to:
           ---------------                     -------
           Keane, Inc.                         Hale and Dorr LLP
           Ten City Square                     60 State Street
           Boston, MA  02129                   Boston, MA  02109
           Attention:                          Attention:
           Vice President - Finance            Hal J. Leibowitz, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party or Parties notice in the manner herein set forth.

     7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

     7.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7.12 Expenses. Except as otherwise expressly provided herein, each of the Buyer, on the one hand, and the Seller and the Parent, on the other hand, will pay its own fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby.

     7.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     7.14 Incorporation of Exhibits and Schedules. If the provisions of any Exhibit or Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     7.15 Immediate Vesting of 401(k) Plan. The Parent and the Seller shall cause the account balance of each Hired Employee made under any 401(k) plan maintained by the Parent or the Seller for the benefit of such Hired Employee to become fully vested immediately prior to the Closing.

                 [Remainder of Page Intentionally Left Blank]


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                           BUYER:

                                           KEANE, INC.



                                           By: /s/ Wallace A. Cataldo
                                               ----------------------

                                           Title: Vice President - Finance
                                                  ------------------------

                                           SELLER:

                                           GSE ERUDITE SOFTWARE, INC.


                                           By: /s/ Eugene D. Loveridge
                                               -----------------------
                                           Title: President
                                                  ---------

                                           PARENT:


                                           GSE SYSTEMS, INC.


                                           By: /s/ Robert W. Stroup
                                               --------------------
                                           Title: Executive Vice President
                                                  ------------------------

Emcor, Inc. hereby executes this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 2.16 and Section 5.1 hereof.



                                           EMCOR, INC.


                                           By: /s/ Eugene D. Loveridge
                                               -----------------------
                                                   Eugene D. Loveridge
                                               Chief Financial Officer



                                                                    Exhibit A
                                                                    ---------

                     INSTRUMENT OF ASSUMPTION OF LIABILITIES


     This Instrument of Assumption of Liabilities dated as of April 30, 1998, is made by Keane, Inc., a Massachusetts corporation (the "Buyer"), in favor of GSE Erudite Software, Inc. a Delaware corporation (the "Seller"). All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of April 30, 1998, among the Seller, the Buyer and GSE Systems, Inc. (the "Agreement").

     WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets and business associated with the Seller referred to in the Agreement; and

     WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller;

     NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer hereby agrees as follows:

     1. The Buyer hereby assumes and agrees to perform, pay and discharge all of the Assumed Liabilities set forth on Schedule 1.3 hereto.

     2. Notwithstanding the foregoing, the Buyer does not assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

     3. Nothing contained herein shall require the Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by the Buyer herein so long as the Buyer in good faith contests or causes to be contested the amount or validity thereof, subject, however, to the provisions of Paragraph 6 below.

     4. Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have had or which the Buyer shall have against anyone other than the Seller with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"). The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims.

     5. It is expressly understood and agreed that all liabilities, obligations and commitments not assumed hereunder by the Buyer pursuant to Paragraph 1 above shall remain the sole obligation of the Seller and its respective successors and assigns.

     6. The Buyer agrees to indemnify and hold harmless the Seller from and against all claims, damages, losses, liabilities, costs and expenses, including without limitation reasonable attorneys' fees, with respect to the failure of the Buyer to pay, discharge or otherwise satisfy or perform, when due, the liabilities, obligations and commitments hereby assumed by the Buyer. The Seller shall give prompt written notice to the Buyer of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Paragraph 6 may be sought. Within 20 days after delivery of such notification, the Buyer may, upon written notice thereof to the Seller, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Seller. If the Buyer assumes control of such defense as provided in this Paragraph 6, the Seller shall provide the Buyer with reasonable assistance in connection therewith, including but not limited to reasonable access to documentation and personnel. If the Buyer does not so assume control of such defense, the Seller shall control such defense. The Seller shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld. The Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Seller, which shall not be unreasonably withheld.


     7. The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, obligations or remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this instrument.

     IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of the date first above written.

                                                KEANE, INC.



                                                By: /s/ Wallace A. Cataldo
                                                    ----------------------

                                                Title: Vice President-Finance
                                                       ----------------------

[Corporate Seal]


Attest:


/s/ Brian T. Keane
------------------



ACCEPTED:

GSE ERUDITE SOFTWARE, INC.


By: /s/ Eugene D. Loveridge
    -----------------------
Title: President
       ---------


                                                                    Exhibit B
                                                                    ---------

                            FORM OF PROMISSORY NOTE

                                                               April 30, 1998
$1,000,000                                              Boston, Massachusetts

       FOR VALUE RECEIVED, Keane, Inc., a Massachusetts corporation (the "Maker"), promises to pay to the order of GSE Erudite Software, Inc., a Delaware corporation (the "Holder"), at the offices of the Holder or at such other place as the holder of this Note may designate, the principal sum of $1,000,000. This Note was issued pursuant to the terms of an Asset Purchase Agreement dated April 30, 1998 between the Maker, the Holder and GSE Systems, Inc. (the "Asset Purchase Agreement"), and is limited by that Asset Purchase Agreement. This Note shall bear simple interest at the rate of 6% per annum. The interest on this Note shall be calculated on a 365-day year basis.

       Subject to the terms of the Asset Purchase Agreement, principal and interest shall be due and payable on the first anniversary of the date of this Note. All payments by the Maker under this Note shall be in immediately available funds. All outstanding amounts under the Note are subject to a set-off or counterclaim by the Maker for any claims or payments by the Maker as provided in Section 6.3(b) of the Asset Purchase Agreement. Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal or interest in such order and manner as shall be determined by the Holder in its discretion.

1.     Events of Default
       -----------------

       This Note and all accrued and unpaid interest shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

         (1) default in the payment or performance of this liability and obligation of the Maker to the Holder, including the payment when due of any principal, premium or interest under this Note; or

         (2) the institution by the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

2.    Costs of Collection
      -------------------

      The Maker agrees to pay on demand all costs of collection, including but not limited to reasonable attorneys' fees, incurred by the Holder in enforcing the obligations of the Maker under this Note.

3.    Waivers
      -------

      No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, and the addition or release of any other party or person primarily or secondarily liable.

4.    Prepayment
      ----------

      This Note may be prepaid in whole or in part at any time or from time to time upon 10 days' prior written notice with the consent of the Holder, with the giving of such consent to be in the sole discretion of the Holder. Any such prepayment shall be without premium or penalty.

5.    General
      -------

      5.1 Successors and Assigns. This Note, and the obligations and rights of the Maker hereunder, shall be binding upon and inure to the benefit of the Maker, the Holder and their respective successors and assigns; provided, however, that the Maker shall not assign this Note or its obligations hereunder.

      5.2 Entire Agreement. This Note, the Asset Purchase Agreement and the documents referred to in the Asset Purchase Agreement, including without limitation the exhibits thereto, together incorporate all discussions and negotiations between the Maker and the Holder, either express or implied, concerning the matters included herein, any custom or usage to the contrary notwithstanding. No such discussion or negotiations shall limit, modify or otherwise affect the provisions hereof. No modification, amendment or waiver of any provision of this Note shall be effective unless executed in writing by the party to be charged with such modification, amendment or waiver.

      5.3 Currency. All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

      5.4 Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Maker or to the Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

      If to the Holder:   GSE Erudite Software, Inc.
                          c/o GSE Systems, Inc.
                          8930 Stanford Boulevard
                          Columbia, MD  21045
                          Attention:  Corporate Office

      If to the Maker:    Keane, Inc.
                          Ten City Square
                          Boston, Massachusetts  02129
                          Attention:  Vice President - Finance

      5.5 Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment of principal under this Note shall fall on Saturday, Sunday or on a day which in Boston, Massachusetts shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

      5.6 Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Maker.

ATTEST:                                        KEANE, INC.
By: /s/ Brian T. Keane                        By: /s/ Wallace A. Cataldo
    ------------------                            ----------------------
Title: Office of the President                Title: Vice President of Finance
       -----------------------                       -------------------------




                                                                    Exhibit C
                                                                    ---------


                           [Letterhead of the Parent]

                                April 30, 1998



Keane, Inc.
Ten City Square
Boston, MA  02129

Ladies and Gentlemen:

       This opinion is being furnished to you pursuant to Section 4.1(f) of the Asset Purchase Agreement dated as of April 30, 1998 (the "Agreement"), among Keane, Inc., a Massachusetts corporation (the "Buyer"), GSE Systems, Inc., a Delaware corporation (the "Parent), and GSE Erudite Software, Inc., a wholly-owned subsidiary of the Parent (the "Seller"). Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

       I am the General Counsel of the Seller and the Parent. As such counsel, I have assisted in the preparation of the Agreement, the Non-Competition Agreements and the Bill of Sale (collectively, the "Documents").

       I have also examined and are familiar with and have relied upon the following documents:

          (a) The charter and By-laws, each as amended to date, of each of the Seller and the Parent;

          (b) Certificates, dated as of recent date(s), of the Secretary of State of the States of Delaware, Arizona, Idaho and Utah certifying as to the legal existence and the corporate and tax good standing of the Seller on such date in such jurisdictions;

          (c) A certificate of the Secretary of the Seller attesting to the incumbency of the Seller's officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

          (d) Resolutions of the Board of Directors and sole stockholder of the Seller and resolutions of the Board of Directors and stockholders of the Parent approving the sale of the Assets and authorizing, among other things, the execution, delivery and performance by the Seller and the Parent of the Agreement and related documents;

          (e) The Agreement;

          (f) the Noncompetition Agreements;

          (f) The Bill of Sale; and

          (g) Such other documents, opinions, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Seller and the Parent) as I have considered necessary for purposes of this opinion.

       In my examination of the documents described above, I have assumed the genuineness of all signatures, the legal capacity of each signatory to such document, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, facsimile or photostatic copies, and the authenticity of the originals of such latter documents.

       The opinions hereinafter expressed are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent transfer or other laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, and (iii) duties and standards imposed on creditors and parties to contracts, including without limitation requirements of good faith, reasonableness and fair dealing. I express no opinion as to federal or state antitrust, trade regulation or unfair competition laws. Furthermore, I express no opinion as to the availability of any equitable or specific remedy or defense upon any breach of any of the covenants, warranties or other provisions contained in the Documents or any of the other agreements, instruments or documents referred to herein or therein, in so much as the availability of such remedies or defenses may be subject to the discretion of a court.

       On the basis of and subject to the foregoing, I am of the opinion that:

       1. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to carry on the business in which it has engaged and to own and use the properties owned and used by it.

       2. Each of the Seller and the Parent has all requisite power and authority to execute and deliver the Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Seller and the Parent. The Documents have been duly and validly executed and delivered by each of the Seller and the Parent and constitute valid and binding obligations of each of the Seller and the Parent enforceable against the Seller and the Parent in accordance with their respective terms.

       3. The Seller has the right and power to sell, convey, assign, transfer and deliver the Assets as provided in the Agreement and, to my knowledge, after due inquiry, there is no mortgage, pledge, lease, lien, Security Interest, charge, title retention or other security arrangement or any other encumbrance upon or affecting the Assets.

       4. The Seller has good, valid and marketable title to all of the Assets. The Bill of Sale and other agreements and documents therein contemplated to be delivered by the Seller to effect the transfer of the Assets are, or will be when executed and delivered, sufficient to effect the sale, transfer, conveyance and assignment of all of the Seller's right, title and interest in the Assets.

       5. Neither the execution and delivery of the Documents to which the Seller or the Parent is a party, nor the consummation of the transactions contemplated thereby, (i) conflicts with or violates any provision of the charter or By-laws of the Seller or the Parent; (ii) requires on the part of the Seller or the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which has been obtained; (iii) conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of, creates in any party the right to accelerate, terminates, modifies or cancels or requires any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement known to us to which the Seller or the Parent is a party or by which the Seller or the Parent is bound or to which any of their respective assets is subject; (iv) to my knowledge, results in the imposition of any Security Interest upon any assets of the Seller or the Parent; (v) to my knowledge, violates any order, writ, injunction or decree specifically naming the Seller or the Parent, or any of the property or assets of the Seller or the Parent or any of their respective property or assets; or (vi) violates any federal or Delaware statute, rule or regulation applicable to the Seller or the Parent or any of their respective property or assets.

       6. To the best of my knowledge after due inquiry, the Seller (i) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction and (ii) is not a party to, or to our knowledge, is threatened to be made a party to, any complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.



                                     Very truly yours,

                                     [_________________]




                                                                    Exhibit D
                                                                    ---------

                                 BILL OF SALE


     This Bill of Sale dated as of April 30, 1998, is executed and delivered by GSE Erudite Software, Inc., a Delaware corporation (the "Seller"), to Keane, Inc., a Massachusetts corporation (the "Buyer"). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of April 30, 1998, by and among the Seller, the Buyer and GSE Systems, Inc. (the "Agreement").

     WHEREAS, pursuant to the Agreement, the Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller referred to in the Agreement for the consideration set forth in the Agreement, subject to the terms and conditions of the Agreement;

     NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby agrees as follows:

     1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all of the Assets.

     2. The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear and marketable title to the Assets, and to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

     3. The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

     4. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

     IN WITNESS WHEREOF, the Seller and the Buyer have caused this instrument to be duly executed under seal as of the date first above written.

                                GSE ERUDITE SOFTWARE, INC.


                                By: /s/ Robert W. Stroup
                                    --------------------

[Corporate Seal]                Title: Secretary
                                       ---------

ATTEST:

Thomas K. Milhollan
-------------------

ACCEPTED:

KEANE, INC.


By:______________________

Title:____________________



                                                                    Exhibit E
                                                                    ---------


                          AGREEMENT NOT TO COMPETE
                          ------------------------


     THIS AGREEMENT NOT TO COMPETE ("Agreement") is entered into as of the 30th day of April, 1998, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at Ten City Square, Boston, Massachusetts 02129 ("Keane"), and __________________, an employee (the "Principal") of GSE Erudite Software, Inc., a Delaware corporation (the "Seller"). Keane and the Principal are referred to collectively herein as the "Parties."

Introduction
------------

     Keane, the Seller and GSE Systems, Inc., a Delaware corporation (the "Parent"), have entered into an Asset Purchase Agreement dated as of the date hereof (the "Agreement") pursuant to which Keane will acquire substantially all of the assets and the Business (as defined in the Agreement) of the Seller.
The value of the Business to be acquire by Keane would be significantly diminished if the Principal were to compete against Keane or its subdivisions.

     In consideration of the mutual covenants and promises contained herein, and the good and valuable consideration, including Keane's offer of employment to the Principal, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.   Non-Compete

     1.1 During the period commencing on the date of execution of this Agreement and ending on the later of (i) the third anniversary of the Closing Date (as such term is defined in the Agreement), or (ii) the second anniversary of the last day of employment with Keane or any of its subsidiaries (the later of such dates being hereinafter referred to as the "Termination Date" and such period being hereinafter referred to as the "Restricted Period"), Principal will not (other than in his or her capacity as an employee of Keane or any subsidiary of Keane) directly or indirectly as a partner, stockholder, joint venture, or investor (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company):

           (a) engage in, operate or establish any aspect of the Business, or if Principal becomes an employee of Keane, the business of Keane; or

           (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Seller or Keane or any of its subsidiaries at the Termination Date, or had been a client, customer or account of the Seller within a period of two (2) years prior to the Termination Date.


     1.2 During the Restricted Period, Principal will not directly or indirectly recruit, solicit or induce any employee or employees or subcontractors of the Seller, Keane or any of its subsidiaries to terminate their employment with, or otherwise cease their relationship with the Seller, Keane or any such subsidiary. In addition, Principal will not hire nor employ or use under any subcontracting or other arrangement any present or former employee(s) or contractors of Keane, any of its subsidiaries or the Seller for a period of one (1) year from the employee's/employees' last day of employment with Keane, any of its subsidiaries or the Seller, as the case may be, without the prior written consent of an authorized executive officer of Keane.



2.   Entire Agreement

     This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings and agreements, written or oral, that may have related in any way to the subject matter of this Agreement.

3.   Amendment

     This Agreement may be amended or modified only by a written instrument executed by Keane and the Principal.

4.   Applicable Laws and Jurisdiction

     This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without reference to the conflict of laws provisions thereof.

5.   Succession and Assignment

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interest and obligations hereunder to (a) an Affiliate of Keane or (b) to a person who acquires (whether by stock or merger or otherwise) all or substantially all of the business or assets of Keane or the Business.

6.   Notices

     All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                          If to the Principal:
                          -------------------

                          [name]
                          [address]

                          Copy to:
                          -------

                          Arnold & Porter
                          555 Twelfth Street, N.W.
                          Washington, D.C. 20004
                          Attention:  Robert Oh, Esq.


                          If to Keane:
                          -----------


                          Keane, Inc.
                          Ten City Square
                          Boston, MA  02129
                          Attention:  Vice President - Finance



                          Copy to:
                          -------


                          Hale and Dorr LLP
                          60 State Street
                          Boston, MA  02109
                          Attention:  Hal J. Leibowitz, Esq.


Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex,ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, request, demand, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

7.    Miscellaneous

      7.1 No delay or omission by Keane in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Keane on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

      7.2 The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area as to which it may be enforceable.

      7.4 The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Keane and are considered by the Principal to be reasonable for such purpose. The Principal agrees that a breach of this Agreement would not be adequately remedied by money damages, and, therefore, in the event of any breach, in addition to such other remedies which may be available, at law or in equity, Keane shall have the right to specific performance an injunctive relief.

      7.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.6 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

      7.7 Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
      Section 6. Nothing in this Section 7.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

      7.8 The Principal acknowledges that this Agreement does not constitute a contract of employment and does not imply that Keane will continue his or her employment for any period of time.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first set forth above.

                                        KEANE, INC.



                                        By: /s/ Wallace A. Cataldo
                                            ----------------------

                                        Title: Vice President - Finance
                                               ------------------------




                                        _______________________
                                        [Name]




                       SCHEDULE 1.1 -- CONTRACT RIGHTS






                     SCHEDULE 1.3 -- ASSUMED LIABILITIES






                       SCHEDULE 5.1 -- HIRED EMPLOYEES




                             DISCLOSURE SCHEDULE